SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

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Check the appropriate box:

       [ ] Preliminary Proxy Statement
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           14a-6(e)(2))
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       [ ] Definitive Additional Materials
       [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              Chemfab Corporation
                (Name of Registrant as Specified In Its Charter)

                              Chemfab Corporation
                  (Name of Person(s) Filing Proxy Statement)

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                            CHEMFAB CORPORATION

                         701 DANIEL WEBSTER HIGHWAY
                       MERRIMACK, NEW HAMPSHIRE 03054

               NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS



TO THE SHAREHOLDERS OF CHEMFAB CORPORATION:

      NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Chemfab Corporation will be held at the Corporation's principal executive office, 701 Daniel Webster Highway, Merrimack, New Hampshire, on Thursday, October 30, 1997 at 9:00 A.M. (local time) for the following purposes:

      (a) To elect directors of the Corporation; and

      (b) To consider and vote upon a proposal to ratify the adoption and approval by the Board of Directors of an amendment to the Corporation's Second Amended and Restated 1991 Stock Option Plan, as amended ("the 1991 Plan"), to provide for an increase in the number of shares of Common Stock authorized for issuance under the 1991 Plan from 1,500,000 to 1,950,000; and

      (c) To consider and vote upon a proposal to ratify the selection by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending June 30, 1998; and

      (d) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed September 3, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the 1997 Annual Meeting of Shareholders. Accordingly, only shareholders of record at the close of business on September 3, 1997 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                          By order of the Board of Directors




                                          Thomas C. Platt III
                                          Secretary

September 23, 1997


NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF
      THE ACCOMPANYING PROXY.  A RETURN ENVELOPE IS ENCLOSED.


                            CHEMFAB CORPORATION
                              PROXY STATEMENT


      The enclosed proxy is solicited by the Board of Directors of Chemfab Corporation (the "Corporation") for use at the 1997 Annual Meeting of Shareholders on October 30, 1997 and at any adjournments or postponements thereof (the "Meeting").

      The Corporation's principal executive office is located at 701 Daniel Webster Highway, P.O. Box 1137, Merrimack, New Hampshire 03054.

      The cost of soliciting proxies by mail, telephone, telegraph or in person will be borne by the Corporation. The Corporation has retained the services of W.F. Doring & Company, a proxy solicitation firm based in New Jersey, to whom the Corporation will pay a fee of $2,500 plus reimbursement for mailing and out-of-pocket expenses. In addition to solicitation by mail, the Corporation will reimburse brokerage houses and other nominees for their expenses incurred in sending proxies and proxy material to the beneficial owners of shares held by them.

      You may revoke your proxy at any time prior to its use by giving written notice to the Secretary of the Corporation, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, in favor of the election of the nominees for directors listed herein, in favor of the proposal to ratify an amendment to the Corporation's Second Amended and Restated 1991 Stock Option Plan, as amended, and in favor of the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1998, and, with respect to any other business which may properly come before the meeting, in the discretion of the named proxies. If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then your proxy will not be counted as present at the meeting with respect to such proposals. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of establishing a quorum for such proposals.

      All holders of record of the common stock, par value $.10 per share, of the Corporation (the "Common Stock") at the close of business on September 3, 1997, will be eligible to vote at the Meeting. Each share is entitled to one vote. As of September 3, 1997, the Corporation had outstanding 7,955,565 of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. This proxy statement and the enclosed proxy are first being mailed or given to shareholders on or about September 23, 1997.



                           PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to each person known to the Corporation to be the beneficial owner of more than 5% of the issued and outstanding Common Stock as of August 11, 1997 or other date noted below. As of August 11, 1997, 7,998,537 shares of Common Stock were outstanding.

                            AMOUNT AND NATURE OF       PERCENTAGE OF
NAME AND ADDRESS            BENEFICIAL OWNERSHIP   OUTSTANDING SHARES OF
OF BENEFICIAL OWNER          OF COMMON STOCK (1)   COMMON STOCK OWNED (1)
-------------------          -------------------  ----------------------

Peter B. Cannell &              959,473 (2)                  12.0%
Co., Inc.  ("Cannell")
919 Third Avenue
New York, NY  10022

Paul M. Cook                    465,835 (3)(4)               5.8%
PMC Assoc.
c/o SRI
P.O. Box 880
Menlo Park, CA  94026-0880

Dimensional Fund Advisors Inc.  455,150 (5)                  5.7%
1299 Ocean Avenue, 11th
Floor
Santa Monica, CA  90401


------------------------
(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes, options to the extent called for by such rule, with respect to shares of Common Stock that can be exercised on or before October 10, 1997. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.
(2) Based upon information provided to the Corporation by Cannell as of August 6, 1997. Consists entirely of shares of Common Stock of the Corporation owned by investment advisory clients of Cannell, principals of Cannell, and The Peter B. Cannell 401(k) Plan. Cannell disclaims beneficial ownership of all such shares.
(3)  Assumes that options covering 54,000 shares are exercised.
(4) Includes 411,835 shares held by the Paul and Marcia Cook Living Trust, as to which Mr. Cook and his wife share voting and investment power as co-trustees.
(5) Based upon information as of June 30, 1997 provided to the Corporation by Dimensional Fund Advisors. Consists entirely of shares of Common Stock owned by portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Of such shares, Dimensional Fund Advisors does not have voting power with respect to 162,200 shares. Dimensional Fund Advisors disclaims beneficial ownership of all 455,150 shares.


                           ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

      The Board of Directors has set the number of Board members at seven for the upcoming year. Each director is elected to hold office until the next annual meeting of shareholders, or special meeting in lieu thereof, and until their respective successors are duly elected and qualified. The Board has nominated all of the current members of the Board for reelection and has also nominated John W. Verbicky for election as a director. The affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the election of the members of the Board.

      Unless authority to do so is withheld, the persons named in each proxy (and/or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named below. If for any reason any nominee is not a candidate (which is not now expected), a new nominee will be designated by the Board to fill such vacancy, unless the Board of Directors shall reduce the number of directors in accordance with the By-Laws of the Corporation.


INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

      There is shown below for each director and nominee for director, as reported to the Corporation, the name, age and family relationship, if any, with any other director or officer, the principal occupation and employment over at least the last five years, the position, if any, with the Corporation, the period of service as a director of the Corporation, and certain other directorships held.

NAME                     AGE      OFFICE HELD                DIRECTOR SINCE
----                     ---      -----------                --------------

Paul M. Cook             73       Director                   March 1976

Warren C. Cook           52       Director                   September 1976

Robert E. McGill, III    66       Director                   October 1995

James E. McGrath         63       Director                   October 1993

Duane C. Montopoli       48       President, Chief           February 1986
                                  Executive Officer
                                  and Director

Nicholas Pappas          67       Director                   May 1991

John W. Verbicky (1)     45       Executive Vice President         --
                                  and Chief Operating
                                  Officer

-----------------------------
(1) Non-incumbent nominee for election to the Board of Directors

      PAUL M. COOK has served as Chief Executive Officer and Chairman of the Board of Diva Systems Corporation since June 1995. He is also Chairman of the Board of Directors of SRI International, Menlo Park, California, a position he has held since December 1993. Mr. Cook has also served as Chairman of the Board of Directors of CellNet Data Systems, Inc. (formerly Domestic Automation Company) of San Carlos, California since June 1990 and served as Chief Executive Officer of that company from August 1990 through August 1994. Mr. Cook was a member of the Board of Directors of Raychem Corporation ("Raychem"), Menlo Park, California, from the time he founded the company in 1957 through August 1996. Mr. Cook also served as Raychem's President from 1957 through 1982 and Chief Executive Officer from 1957 through April 1990. Mr. Cook is the uncle of Mr. Warren Cook, also a director of the Corporation.

      WARREN C. COOK is Senior Vice President and Chief Operations Officer of American Skiing Company and Managing Director of Sugarloaf Mountain Corporation. Prior to his resignation in June 1986, Mr. Cook was President and Chief Executive Officer of the Corporation. Mr. Cook is the nephew of Mr. Paul Cook, also a director of the Corporation.

      ROBERT E. McGILL, III has been Managing Director of the Berkshires Management Company L.L.C., the general partner of the Berkshires Capital Investors Limited Partnership, since February 1997. From 1989 through December 1994, Mr. McGill served as Executive Vice President - Finance and Administration of The Dexter Corporation, Windsor Locks, Connecticut and also served as a director of The Dexter Corporation from 1983 through April 1995. Prior to his appointment as Executive Vice President, Mr. McGill served as Vice President and Senior Vice President of Finance and Administration from 1975 through 1989. He is currently a member of the Board of Directors of CN Biosciences, Inc. and Connecticut Surety Corporation. Mr. McGill is also a Trustee for Travelers Mutual and Variable Annuity Funds.

      JAMES E. McGRATH, Ph.D., is the Ethyl Chaired Professor of Chemistry and Director of the National Science Foundation's Science and Technology Center for High Performance Polymer Adhesives and Composites at Virginia Polytechnic Institute and State University ("VPI"). Prior to his appointment as Director of the Science and Technology Center in February 1989, Dr. McGrath served as Director of the Materials Institute at VPI. Dr. McGrath also held various positions as a research scientist and chemist during his 17 years in private industry with several companies, including Union Carbide and Goodyear Tire and Rubber Co.

      DUANE C. MONTOPOLI is President and Chief Executive Officer of the Corporation. He has held these positions since June 1986. From December 1983 until January 1990, Mr. Montopoli was a partner in Oak Grove Ventures, Menlo Park, California. Prior to that time, he was a partner in Arthur Young & Company (a predecessor firm of Ernst & Young LLP). Mr. Montopoli is also a trustee of Optima Healthcare, a non-profit corporation that operates a network of community hospitals and affiliated entities in Southern New Hampshire. On August 7, Mr. Montopoli announced his intention to resign as President and Chief Executive Officer of the Corporation effective on or about December 31, 1997. He intends to remain a director of the Corporation thereafter.

      NICHOLAS PAPPAS, Ph.D., is retired Vice Chairman of the Board of Directors of Rollins Environmental Services, Inc., Wilmington, Delaware. Prior to his appointment as Vice Chairman, Mr. Pappas served as President and Chief Operating Officer from July 1991 through September 1995. Dr. Pappas was employed by the Du Pont Company in various capacities from 1956 until his retirement in December 1990. Dr. Pappas served as Executive Vice President of Du Pont from 1988 to December 1990, and was Group Vice President - Polymer Products from 1983 to 1988. He is also a director of Yenkin-Majestic Corp. of Dayton, Ohio, Nova Corporation, a Canadian company, Witco Corporation of Greenwich, Connecticut, and Biotraces Inc. of Fairfax, Virginia. In connection with Mr. Montopoli's announcement of his intention to terminate his employment with the Corporation effective on or about December 31, 1997 (see above), the Board of Directors has named Dr. Pappas to the newly created position of Chairman of the Board of Directors of the Corporation effective January 1998, assuming Dr. Pappas is re-elected as a director.

      JOHN W. VERBICKY, Ph.D., is Executive Vice President and Chief Operating Officer of the Corporation. He has held these positions since March 1996. Prior to that time, he served as Vice President - Research & Development from January 1993 to April 1994, and as Vice President - U.S. Business Group from April 1994 to March 1996. From November 1990 until the commencement of his employment with the Corporation, Dr. Verbicky was employed by General Electric ("GE") as manager of the Environmental Technology Laboratory at GE's Research and Development Center. He previously served as manager of the Chemical Synthesis Laboratory after joining GE in 1979. The Board of Directors has named Dr. Verbicky as Mr. Montopoli's successor as President and Chief Executive Officer of the Corporation.

      As compensation for service as director, each non-employee director receives cash compensation and annual stock option grants. The Corporation pays to each non-employee director $1,000 for every meeting of the Board of Directors attended in person by such director, and $250 for every telephonic meeting of the Board of Directors (or committee thereof) in which such director participates. In addition, pursuant to the Corporation's Second Amended and Restated 1991 Stock Option Plan, as amended, the non-employee directors of the Corporation receive annual automatic grants of options to purchase shares of Common Stock. During fiscal 1997, Mr. McGill, Mr. McGrath and Dr. Pappas each received an automatic grant of options under the Second Amended and Restated 1991 Stock Option Plan, as amended (the "1991 Plan"), to purchase 6,000 shares of the Common Stock at fair market value as of the date of grant ($13.75 per share), and such options became fully vested over the course of that fiscal year. During fiscal 1997, no other directors received an automatic grant because of certain limitations that the directors imposed upon themselves. This limitation has since been lifted. The Board of Directors met 9 times last year. Each director attended at least 75% of the aggregate of the total number of such meetings of the Board of Directors and the total number of meetings held by all committees on which he served.

COMMITTEES

      During fiscal 1997, the Audit Committee of the Board of Directors consisted of Mr. Warren Cook, Mr. McGill, Dr. McGrath and Dr. Pappas. This committee met 2 times in fiscal 1997. The functions of the Audit Committee include: (1) making recommendations to the Board of Directors with respect to the engagement of the independent auditors; (2) reviewing the audit plans developed by the independent auditors for the annual audit of the Corporation's books and records and the results of such audit; (3) reviewing the annual financial statements; (4) reviewing the professional services provided by the independent auditors and the auditors' independence; and (5) reviewing the adequacy of the Corporation's system of internal controls and the responses to management letters issued by the independent auditors.

      During fiscal 1997, the Option/Compensation Committee of the Board of Directors consisted of Mr. Paul M. Cook, Mr. Warren C. Cook, and Dr. James
E. McGrath. This committee met 4 times in fiscal 1997. The principal functions of the Option/Compensation Committee are to review and approve salary plans and bonus awards, as well as other forms of compensation, and to administer the Corporation's stock option plans pursuant to the terms of such plans.


OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

      The table below sets forth information as of August 11, 1997, as reported to the Corporation, as to the beneficial ownership of the Common Stock of the Corporation by each director, each nominee for election as a director, and each named executive officer, and by all directors and executive officers as a group.

                            AMOUNT AND NATURE OF       PERCENTAGE OF
                            BENEFICIAL OWNERSHIP   OUTSTANDING SHARES OF
    NAME                     OF COMMON STOCK (1)     COMMON STOCK OWNED
   -----                     -------------------     ------------------

Paul M. Cook (2).........       465,835                      5.78%
Warren C. Cook (3).......       190,827                      2.37%
Robert E. McGill, III (4)        13,000                      *
James E. McGrath ........        24,000                      *
Duane C. Montopoli (5)...       181,750                      2.23%
Moosa E. Moosa ..........        11,750                      *
Gabriel P. O'Gara .......        10,203                      *
Nicholas Pappas .........        42,000                      *
Charles Tilgner III (6)..        19,872                      *
John W. Verbicky ........        33,126                      *
All directors and executive
officers as a group (12       1,008,333                     12.01%
persons) (7)


------------------------
* Indicates less than 1%


(1) Except as set forth in the footnotes below, each stockholder has sole investment and voting power with respect to the shares beneficially owned. Includes options with respect to shares of Common Stock that can be exercised on or before October 10, 1997. Assumes exercise of options covering 54,000 shares for Mr. Paul Cook, 54,000 shares for Mr. Warren Cook, 8,000 shares for Mr. McGill, 18,000 shares for Dr. McGrath, 143,000 shares for Mr. Montopoli, 11,250 shares for Mr. Moosa, 10,188 shares for Mr. O'Gara, 36,000 shares for Dr. Pappas, 17,075 shares for Mr. Tilgner, 33,126 shares for Dr. Verbicky, and 400,390 shares for all directors and executive officers as a group.
(2) Consists of 411,835 shares held by the Paul and Marcia Cook Living Trust, as to which Mr. Cook and his wife share voting and investment power as co-trustees.
(3) Includes 136,827 shares held in trust for the benefit of Mr. Warren Cook's two children, as to which Mr. Cook has no voting or investment power and disclaims beneficial ownership.
(4) Includes 5,000 shares held in a trust of which Mr. McGill is a beneficiary and over which Mr. McGill shares voting control.
(5) Includes 4,500 shares held by Mr. Montopoli as custodian for his two children, as to which Mr. Montopoli disclaims beneficial ownership.
(6) Includes 15 shares owned by Mr. Tilgner's wife, Mr. Tilgner disclaims beneficial ownership.
(7) Does not include 10,203 shares beneficially owned by Mr. O'Gara, a former executive officer of and currently a consultant to the Corporation.



                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The table below sets forth certain compensation information for the fiscal years ended June 30, 1997, 1996 and 1995 with respect to the Corporation's Chief Executive Officer and those four other executive officers of the Corporation who were the most highly paid for fiscal 1997.




                                                        LONG TERM
                                                       COMPENSATION
                                ANNUAL  COMPENSATION      AWARDS
NAME AND PRINCIPAL            -----------------------   ----------        ALL OTHER
POSITION              YEAR    SALARY($)(1)   BONUS($)   OPTIONS(#)   COMPENSATION($)(2)
------------------    ----    ------------   --------   ----------   ------------------

Duane C. Montopoli    1997    $229,000       $53,000      14,000           $7,067
  President, CEO and  1996    $225,000       $85,000      18,000           $6,828
  Director            1995    $219,000       $66,000      12,000           $5,666

John W. Verbicky      1997    $180,000       $44,000           0           $1,531
  Executive Vice      1996    $151,000       $57,000      98,250          $16,050 (3)
  President           1995    $130,000       $24,000       9,000          $15,892 (3)
  and Chief Operating
  Officer

Gabriel P. O'Gara (4) 1997    $130,000       $26,200      13,000           $1,728
  Vice President-     1996    $134,000       $57,000      12,750           $2,001
  European            1995    $126,891       $34,000       9,000           $1,740
  Business Group

Moosa E. Moosa  (5)   1997    $129,000       $31,500      45,000          $11,250 (6)
  Vice President,
  Finance,
  Treasurer and Chief
  Financial Officer

Charles Tilgner III   1997    $111,000      $25,000       5,300            $5,881
   Vice President and 1996    $107,000      $40,000       6,000            $4,294
   Director of        1995    $103,000      $23,000           0            $4,166
   U.S. Operations
   and Engineering



------------------------
(1)  Salary includes amounts deferred pursuant to the Corporation's 401(k)
     Plan.
(2) All Other Compensation includes (i) the Corporation's matching contributions, and discretionary payments made by the Corporation, under the Corporation's 401(k) Plan, and (ii) life insurance premiums paid by the Corporation on behalf of the named executive officer.
(3) Pursuant to the terms of Dr. Verbicky's employment agreement, the Corporation has forgiven $15,000 of indebtedness owed by Dr. Verbicky to the Corporation for each of fiscal 1996 and 1995.
(4) Mr. O'Gara ceased to be an officer of the Corporation on June 2, 1997, but remains a consultant to the Corporation.
(5)  Mr. Moosa joined the Corporation in July 1996.
(6) Pursuant to the terms of Mr. Moosa's employment agreement, the Corporation paid Mr. Moosa a $10,000 signing bonus at the commencement of his employment.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table discloses information regarding stock options granted during the fiscal year ended June 30, 1997 pursuant to the Corporation's Second Amended and Restated 1991 Stock Option Plan, as amended, to the individuals listed in the Summary Compensation Table. In accordance with Securities and Exchange Commission rules, also shown are the hypothetical gains or "option spreads," on a pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full option term of ten (10) years.





                                        INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE VALUE AT
                                        -----------------                                   ASSUMED ANNUAL RATES OF
                                           % OF TOTAL                                     STOCK PRICE APPRECIATION FOR
                                         OPTIONS GRANTED                                         OPTION TERM
                        OPTIONS           TO EMPLOYEES       EXERCISE       EXPIRATION   -----------------------------
NAME                    GRANTED(#)(1)      IN FY 1997      PRICE (PER SH)     DATE        0%         5%           10%
---------------------   -------------   -----------------  --------------   ----------   ----       ----         -----

Duane C. Montopoli         14,000             6.18%           $14.125         8/1/06     $  0   $124,364      $315,163

Moosa E. Moosa             45,000            19.87%           $14.000        7/29/06     $  0   $396,204    $1,004,058

Gabriel P. O'Gara          13,000             5.74%           $14.125         8/1/06     $  0   $115,481      $292,651

Charles Tilgner III         5,300             2.34%           $14.125         8/1/06     $  0    $47,081      $119,312

John W. Verbicky                0               --                --            --        --        --            --




--------------------
(1) Each option grant is exercisable, cumulatively, in increments of 25% on each of the first four anniversaries of the grant date. Options granted to executive officers provide for accelerated vesting in the event of a change in control of the Corporation.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information as to options exercised during the fiscal year ended June 30, 1997, and unexercised options held at the end of such fiscal year, by the individuals listed in the Summary Compensation Table.





                                                                                        VALUE OF UNEXERCISED
                                                         NUMBERS OF UNEXERCISED         IN-THE MONEY OPTIONS
                      SHARES ACQUIRED    VALUE            OPTIONS AT 6/30/97 (#)            AT 6/30/97($)
NAME                  ON EXERCISE(#)    REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
--------------------  ---------------   -----------     -------------------------     ----------------------------

Duane C. Montopoli        64,250          804,542             129,000/36,500              1,454,500/350,250

Moosa E. Moosa               0               0                   0/45,000                      0/315,000

Gabriel P. O'Gara         20,000          212,692             27,625/28,562                247,769/264,558

Charles Tilgner III        3,000           40,875              14,250/9,800                122,750/79,938

John W. Verbicky          22,000          188,792             27,313/78,187                230,276/649,308



--------------------
(1) Value is based on the closing sale price of $21.00 per share of the Common Stock as of June 30, 1997 (the last trading date during fiscal 1997) minus the exercise price.



DEFINED BENEFIT PLAN

Defined Benefit Plan--United States

     The Corporation maintains a defined benefit pension plan (the "Defined Benefit Plan") for its U.S. employees. The following table shows the estimated annual benefit payable at age 65 upon retirement to participants in the Corporation's Defined Benefit Plan at the specified compensation and years-of-service classifications.





                                           Years of Service
                 -----------------------------------------------------------------------------
                        10                   15                  20             25 and over
                 ----------------     ----------------    ----------------    ----------------
                 Range of Officer     Range of Officer    Range of Officer    Range of Officer
                    Birth Dates         Birth Dates         Birth Dates         Birth Dates

Remuneration*     1960     1935        1960     1935       1960     1935       1960     1935
-------------    ----------------     ----------------    ----------------    ----------------

  $100,000      $ 9,700   $11,700    $14,500   $17,500   $19,400   $23,300   $24,200   $29,100
   125,000       13,200    15,100     19,700    22,700    26,300    30,300    32,900    37,800
   150,000       16,600    18,600     25,000    27,900    33,300    37,200    41,600    46,500
   175,000       20,100    22,100     30,200    33,100    40,200    44,200    50,300    55,200
   200,000       23,600    25,600     35,400    38,300    47,200    51,100    59,000    63,900
   225,000       27,100    29,000     40,600    43,500    54,100    58,100    67,700    72,600
   250,000       30,500    32,500     45,800    48,800    61,100    65,000    76,300    81,300
   275,000       34,000    36,000     51,000    54,000    68,000    72,000    85,000    90,000



--------------------
* Represents the average annual compensation paid during the sixty (60) months preceding retirement.

     Compensation for purposes of computing retirement benefits under the Defined Benefit Plan includes salary and only those bonuses paid under the Corporation's sales incentive program. For the purpose of computing retirement benefits under the Defined Benefit Plan, compensation for fiscal 1997, reported to the pension trustee in August 1997, for Mr. Montopoli was $233,654, for Mr. Moosa was $129,259, for Mr. Tilgner was $112,971, and for Dr. Verbicky was $183,462. Mr. O'Gara does not participate in the Defined Benefit Plan.

     Benefits are computed on a straight-life annuity basis and, in general, are payable monthly commencing at age 65. Early retirement is permitted between the ages of 55 and 65, but at a considerably reduced benefit and subject to certain restrictions. Benefits are not subject to any reduction for social security or other offset amounts.

     For the purpose of computing retirement benefits under the Defined Benefit Plan, on June 30, 1997 Mr. Montopoli had 11 years of credited service; Mr. Moosa, 1 year; Mr. Tilgner, 19 years; and Dr. Verbicky, 4 years.

Defined Benefit Plan--Ireland

     One of the Corporation's wholly-owned subsidiaries maintains a defined benefit plan (the "Irish Pension Plan") for its Irish employees. Monthly pension benefits are based on the participant's number of years of service at the time of retirement at age 65 (not to exceed 40 years) multiplied by 1.67% of average pensionable salary as defined in the Irish Pension Plan. Additional benefits may be payable upon retirement in the event that a participant contributes voluntarily to the Irish Pension Plan in excess of the compulsory contributions described below.


     Under the Irish Pension Plan, participating employees contribute 5% of pensionable salary while the Corporation's subsidiary contributes the balance of the funding which is required to ensure sound funding of the Irish Pension Plan. In addition to the compulsory employee contributions referred to above, employees may also voluntarily defer up to 15% of their gross salary to a separate account in their name under the Irish Pension Plan in order to supplement the defined benefit.

     Full time employees and certain designated consultants of the Irish subsidiary are eligible to participate in the Irish Pension Plan upon having attained age 24 and one year of service as of the first day of the relevant plan year (March 1). Early retirement is permitted between the ages of 50 and 65, but at a considerably reduced benefit.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Corporation entered into an employment agreement with Duane C. Montopoli, the President and Chief Executive Officer of the Corporation, as of May 29, 1992 (the "Montopoli Employment Agreement"). Mr. Montopoli's current annual base salary under the Montopoli Employment Agreement is $235,000, subject to annual review and increase by the Board of Directors of the Corporation. Under the Montopoli Employment Agreement as amended, Mr. Montopoli is eligible to participate in the Chemfab Corporate Officer Bonus Plan and may receive an annual cash bonus depending on the Corporation's financial performance for the year. Furthermore, Mr. Montopoli is entitled to fringe benefits under the Montopoli Employment Agreement, including life insurance, health insurance and a company car. (See Option/Compensation Committee Reports.) On August 7, Mr. Montopoli announced his intention to resign as President and Chief Executive Officer of the Corporation effective on or about December 31, 1997. He intends to remain a director of the Corporation after such date.

     Concurrent with the announcement of Mr. Montopoli's intention to resign as President and Chief Executive Officer of the Corporation effective on or about December 31, 1997 (see above), the Board of Directors named John W. Verbicky, the Executive Vice President and Chief Operating Officer of the Corporation, to succeed Mr. Montopoli as the Corporation's President and Chief Executive Officer at that time. Effective September 8, 1997, the Corporation's Option/Compensation Committee increased Dr. Verbicky's annual base salary to $220,000 and granted him options to purchase 72,000 shares of the Corporation's Common Stock at a price of $21.125 per share that will vest at the rate of 25% per year.

     Under Dr. Verbicky's current employment agreement with the Corporation (the "Verbicky Employment Agreement"), Dr. Verbicky's annual base salary is subject to annual review and increase by the Board of Directors of the Corporation. Dr. Verbicky is also eligible to participate in the Chemfab Corporate Officer Bonus Plan and may receive an annual cash bonus depending on the Corporation's financial performance for the year. Furthermore, Dr. Verbicky is entitled to fringe benefits under the Verbicky Employment Agreement, including life insurance, health insurance and a company car. (See Option/Compensation Committee Reports.)

     The Verbicky Employment Agreement also provides that Dr. Verbicky's employment with the Corporation may be terminated by either Dr. Verbicky or the Corporation, at any time and for any reason whatsoever, by giving up to ninety (90) days' written notice of termination. If the Corporation terminates Dr. Verbicky's employment under certain specified circumstances, the Corporation will continue to pay Dr. Verbicky's base salary and fringe benefits for a period of nine (9) months following such termination. These payments would be subject to offset by the amount of any salary or bonus received by Dr. Verbicky from subsequent employment (unless such termination occurs after a sale of the Corporation). The Verbicky Employment Agreement contains similar compensation provisions in the event that Dr. Verbicky's employment with the Corporation terminates as a result of his death or disability, except that, in the case of Dr. Verbicky's disability, the compensation payable by the Corporation to Dr. Verbicky is expected to be funded, in part, from disability insurance coverage maintained by the Corporation.



                    OPTION/COMPENSATION COMMITTEE REPORT
                     ON EXECUTIVE OFFICER COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Corporation's executive officer compensation consists of three primary components: base salary, annual bonuses, and grants of stock options. Each component is intended to further the Corporation's overall compensation philosophy, and to achieve the compensation objectives of the Corporation. The Corporation's compensation philosophy is that executive officer compensation should reflect the value created and protected for shareholders, while furthering the Corporation's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Short and long-term compensation should motivate and reward high levels of performance and are geared to attract and retain qualified executive officers.

     The Corporation's executive officer compensation program is based on the following principles and objectives:

     --   Competitive, Fair and Balanced Compensation

     The Corporation is committed to providing an executive officer compensation program that helps attract and retain highly qualified executive officers. To ensure that compensation is competitive, the Corporation compares its compensation practices with those of other companies and compensation for similar positions in the market. The Corporation also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executive officers inside the Corporation, and strives to achieve a balance between the fixed and variable components, and between the short and long-term components, of each executive officer's compensation.

     --   Performance

     Executive officers are rewarded based upon both corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing the achievement of specified individual objectives and the degree to which the executive officer contributed to the overall success of the Corporation and the management team.

     In evaluating each executive officer's performance, the Corporation generally follows the process described below:

     -- Prior to or shortly after the beginning of each fiscal year, the Corporation's goals and objectives are set through the preparation of the annual plan, which is reviewed with, and ultimately approved by, the full Board of Directors. Mr. Montopoli reports to the Board on the Corporation's progress toward achieving its strategic goals and operating plan throughout the year at quarterly Board meetings and at other times as necessary.

     -- In conjunction with the August Board meeting, the Option/Compensation Committee (the "Committee") meets with Mr. Montopoli to review the performance of each executive officer other than Mr. Montopoli during the fiscal year just ended, with particular emphasis on the contribution made toward the attainment of the Corporation's goals and objectives for that year. At that time, Mr. Montopoli makes specific salary, bonus and option award recommendations to the Committee for each executive officer.
          Based upon all the information available, including the performance of the individual officer and compensation information for individuals holding similar positions in other companies, the Committee makes the final determination of the salary, bonus and option awards for each executive officer.

     -- At the same time, the Committee also addresses certain aspects of Mr. Montopoli's compensation. Since his base salary level is set by his Employment Agreement (see "EXECUTIVE COMPENSATION --
           Executive Employment Agreement" above), this annual determination by the Committee relates only to his annual salary increase, if any, the discretionary portion of his annual bonus and stock option grants.

COMPENSATION FOR FISCAL 1997

Salary

     As described above, the Committee sets the base salary for executive officers after reviewing the Chief Executive Officer's recommendations and evaluations of performance, compensation for competitive positions in the market and the historical compensation levels of the executive officers. In Mr. Montopoli's case this process applies only to any annual increase in his base salary under the Montopoli Employment Agreement. At its August 1996 meeting, the Committee reviewed the salaries of the Corporation's executive officers, including Mr. Montopoli, and the Corporation's financial performance for fiscal year ended June 30, 1996. Based upon this review, the Committee concluded that increases ranging from 1.8% to 4.7% were appropriate for each executive officer.

Bonus Awards

     For fiscal 1997, the Corporation's executive officers, including Mr. Montopoli, were eligible to receive bonuses pursuant to the terms of the Chemfab Corporate Officer Bonus Plan (the "Plan") which was approved by the Committee early in fiscal 1997. Under the terms of the Plan, executive officer bonuses are paid from a bonus pool which is funded based upon a formula tied to the Corporation's consolidated pretax profit for the year. The individual's total bonus opportunity is divided into two components:
60% of the opportunity is tied to the individual's base pay as of July 1, 1996 and 40% is variable based upon an assessment by the Committee of the individual's achievements and contributions to the success of the business during the year.

     Based upon the Corporation's actual pretax profit for fiscal 1997, the total bonus pool created under the Chemfab Corporate Officer Bonus Plan was $205,000, which represented approximately 23% of the base salaries of the executive officer group as a whole. The bonus payment to Mr. Montopoli for fiscal 1997 was $53,000, which represented approximately 23% of his base pay. The other four most highly paid executive officers received bonus payments equal to approximately 23% of their base pay in the aggregate. These amounts were paid in September 1997.

Stock Option Grants

     The Committee believes that stock options have been and remain an excellent vehicle for compensating employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term performance of the Corporation's stock. The size of stock option grants is generally intended by the Committee to reflect the executive officer's position with the Corporation and his other contributions to the Corporation, while at the same time considering his other prior equity holdings in the Corporation and the stock option awards made to other executive officers of the Corporation. Grants to executive officers under the stock option program typically involve a four-year vesting period (subject to accelerated vesting upon a change of control of the Corporation) to encourage key employees to continue in the employ of the Corporation. At its August 1997 meeting, the Compensation Committee granted stock options to the named officers as follows: Mr. Montopoli, 7,000 shares; Mr. Moosa, 5,000 shares; Mr. Tilgner, 4,000 shares; and Dr. Verbicky, 8,000 shares. Mr. O'Gara, was no longer an officer of the Corporation in August 1997 and, accordingly, received no option grants at that time.

Conclusion

     The Committee believes that the total fiscal 1997-related compensation of the Chief Executive Officer and each of the other named officers, as described above, including the bonus awards and stock option grants made in August 1997, is fair, and is well within the range of compensation for executive officers in similar positions at comparable companies.


                                    Option/Compensation Committee


                                    Paul M. Cook
                                    Warren C. Cook
                                    James E. McGrath


                            CERTAIN TRANSACTIONS

     In February 1995, Gabriel P. O'Gara, who was an officer of the Corporation until June 2, 1997 and who currently is a consultant to the Corporation, acquired a 50% ownership interest in Fothergill Engineered Fabrics ("FEF"), which is a commercial weaver of specialty fibers in England. FEF is also a raw material supplier to the Corporation's U.K. and Irish subsidiaries, and owns the site on which the U.K. subsidiary operates. The Corporation has entered into a lease and related agreements with FEF which provide for minimum annual payments by the Corporation to FEF of approximately $65,000 for a period of at least five years. During the fiscal year ended June 30, 1997, the Corporation's U.K. and Irish subsidiaries purchased an aggregate of $1,801,000 of woven materials from FEF and paid an aggregate of $516,000 for rent and shared services. At
June 30, 1997, the amount payable to FEF for material purchases and services was an aggregate of $318,000.

      On August 2, 1996, the Corporation entered into a Consulting Agreement with Nicholas Pappas, a director of the Company, pursuant to which Dr. Pappas provided to the Corporation, on an as-needed basis, certain defined consulting services. Pursuant to the agreement, the Corporation paid to Dr. Pappas compensation in the amount of $7,500 per month, and reimbursed his reasonable expenses incurred in the performance of his consulting services. The consulting agreement terminated on November 30, 1996, pursuant to its terms.

      On June 2, 1997, Gabriel O'Gara terminated his employment with Chemfab Europe, resigned his offices of the Corporation and entered into a consultancy agreement with the Corporation and its subsidiaries (the "Consulting Agreement"). The Consulting Agreement requires that Mr. O'Gara provide various consulting services to the Corporation and/or its subsidiaries. In consideration for these services, the Corporation and/or its subsidiaries have agreed to pay Mr. O'Gara consulting fees at the average rate of Irish Pound Sterling 6,250 per month and provide him with certain other benefits costing approximately Irish Pound Sterling 1,000 per month. The Consulting Agreement terminates on December 31, 1999, unless sooner terminated by the Corporation for cause or by Mr. O'Gara upon notice to the Corporation.

      On June 5, 1997, the Corporation repurchased from the Paul and Marcia Cook Living Trust (the "Trust") 43,440 shares of the Corporation's Common Stock for an aggregate purchase price of $771,060 ($17.75 per share, which price represented a $.25 discount to the last reported sale price of the Common Stock on that date). This transaction was approved by the Board of Directors and occurred pursuant to the Corporation's stock repurchase plan. Mr. Paul Cook, a director of the Corporation is a beneficiary of the Trust and shares voting and investment power as a co-trustee of the Trust.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Common Stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended June 30, 1997.



                    SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following graph compares the performance of the Corporation's Common Stock to the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), the S&P Manufacturing (Diversified Industrial) Index (the "S&P Index"), the Russell 2000 Index and the Dow Jones Specialty Chemicals Index (collectively, the "New Indexes") since June 30, 1992. In the past, the Corporation has compared the performance of its Common Stock to the Nasdaq Index and the S&P Index. However, as the Corporation's Common Stock has traded on the New York Stock Exchange since March 11, 1997, the Corporation believes that the New Indexes now provide more appropriate bases for measuring the performance of its Common Stock and intends to use the New Indexes in lieu of the Nasdaq Index and the S&P Index for comparative purposes in the future. The graph assumes that the value of an investment in the Corporation's Common Stock and each index was $100 at June 30, 1992 and that all dividends were reinvested. The total cumulative return reflected in the graph below in respect of the fiscal year ended June 30, 1994 and June 30, 1995 has been computed based on the closing sale price of the Corporation's Common Stock on June 29 and June 27, respectively, the last trading days of the Corporation's Common Stock in such fiscal years.



COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *

                                      Cumulative Total Return
                                      -----------------------


                                     6/92   6/93   6/94   6/95   6/96   6/97
                                     ----   ----   ----   ----   ----   ----

CHEMFAB CORP                 CFA      100     74     83    111    145    217

NASDAQ STOCK MARKET (U.S)   INAS      100    126    127    169    218    265

RUSSELL 2000                IR20      100    126    131    158    196    228

S & P MANUFACTURING         IMNV      100    119    132    175    223    332
    (DIVERSIFIED)

DJ SPECIALTY CHEMICALS      ICHS      100    107    108    139    153    183


* $100 INVESTED ON 6/30/92 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

FISCAL YEAR ENDING JUNE 30.

          GRAPH PRODUCED BY RESEARCH



                  RATIFICATION OF ADOPTION AND APPROVAL OF
                  AMENDMENT TO SECOND AMENDED AND RESTATED
                     1991 STOCK OPTION PLAN, AS AMENDED


     On August 5, 1997, the Corporation's Board of Directors adopted and approved an amendment to the Corporation's Second Amended and Restated 1991 Stock Option Plan, as amended (the "1991 Plan"), for the purpose of increasing the number of shares of Common Stock authorized for issuance under the 1991 Plan from 1,500,000 shares to 1,950,000 shares.

     The Board of Directors believes that an increase in the number of shares available for issuance under the 1991 Plan will enable the Corporation to continue its general practice of making annual grants of stock options to key employees, officers and directors, thereby encouraging stock ownership by key employees, officers and directors of the Corporation and its subsidiaries and providing additional incentives for them to promote the success of the Corporation's business.

     The discussion below provides a summary description of certain provisions of the 1991 Plan, as amended, and a brief and general description of the Federal income tax rules applicable to incentive stock options and nonqualified stock options granted under the 1991 Plan.

     Participation in the 1991 Plan is limited to key employees (as determined by the Corporation's Option/Compensation Committee) and directors of, and consultants to, the Corporation and its subsidiaries. The 1991 Plan is intended to be an incentive stock option plan within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), although, as further described below, options granted under the 1991 Plan need not be incentive stock options.

     The 1991 Plan is administered by the Corporation's Option/Compensation Committee (the "Committee"), although the Board of Directors may at any time at its discretion take over any or all functions of the Committee under the 1991 Plan other than the granting of options to officers of the Corporation or to directors of the Corporation who are officers or employees thereof. The committee administering the 1991 Plan must consist of no fewer than two
(2) directors who are not officers or employees of the Corporation ("Non-employee Directors"). Only Non-employee Directors may be elected to such committee.

     Non-employee Directors may be granted options under the 1991 Plan only by automatic grant thereunder ("Automatic Grant"), and only Non-employee Directors receive Automatic Grants. Options granted by Automatic Grant are nonqualified options. Automatic Grants require no action by the Committee or the Board and occur as follows:

     1. Each Non-employee Director elected or re-elected at an annual shareholders meeting (including the Meeting) or a special meeting in lieu of an annual meeting, or who continues to serve after such meeting, is automatically granted, on the date of such meeting (an "Automatic Grant Date"), a nonqualified option to purchase 6,000 shares of Common Stock (as appropriately adjusted for capital changes occurring in the future) to vest (if the director continues to serve as such) 25% on the Automatic Grant Date, 25% on the last day of the fiscal quarter that includes the Automatic Grant Date (if, however, the Automatic Grant Date is the last day of a fiscal quarter, this second 25% portion vests on the last day of the immediately subsequent fiscal quarter), and 25% on the last day of each of the next two fiscal quarters.

     2. Each Non-employee Director elected other than at an annual shareholders meeting is automatically granted, on the date of such election, a nonqualified option to purchase shares of Common Stock; the terms of the 1991 Plan will generally result in each such director receiving nonqualified options on 1,500 shares (as appropriately adjusted for capital changes occurring in the future) for each partial or complete fiscal quarter remaining in the period from one annual meeting to the next, to vest (if the director continues to serve as such) in increments of 1,500 shares on the last day of each of those fiscal quarters.

     Nonqualified options granted by Automatic Grant have an exercise price equal to the fair market value of the Common Stock on the Automatic Grant Date.

     Options other than those granted by Automatic Grant under the 1991 Plan ("non-automatic options") are granted at the times, to the optionees, and in the amounts determined by the Committee. Non-automatic options may be incentive stock options or nonqualified stock options, at the Committee's discretion, but only employees of the Corporation and its subsidiaries are eligible to receive grants of incentive stock options under the 1991 Plan.

     The exercise price of an incentive stock option must not be less than 100% (or 110% with respect to any optionee owning more that 10% of the total combined voting power of all classes of stock of the Corporation) of the fair market value of the Common Stock to any one employee on the date of grant, and the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options which first become exercisable in any calendar year may not exceed $100,000. In the case of nonqualified stock options, the exercise price of each such option (other than an option granted by Automatic Grant) is determined by the Committee, and need not be the market value of such stock. The vesting schedule, if any, of each non-automatic option, and its date of termination (which may not be more than ten (10) years after the date of grant), are also established by the Committee at the time of grant, except that the date of termination of any incentive option granted to an optionee who owns more than 10% of the total combined voting power of all classes of the stock of the Corporation may not be more than five (5) years after the date of grant.

     The Federal income tax aspects of incentive stock options and nonqualified stock options are generally as described below. An employee will generally not be taxed at the time of grant or exercise of an incentive stock option, although exercise of an incentive stock will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition (a "disqualifying disposition") of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a nonqualified stock option, an optionee will not be taxed at the time of grant; upon exercise, however, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Corporation will generally have a tax deduction to the extent that, and at the time that, an optionee realizes compensation income with respect to an option; in the case of an incentive stock option, this means that the Corporation ordinarily is not entitled to a Federal income tax deduction.

     On August 5, 1997, the Corporation's Board of Directors amended the 1991 Plan to provide that options granted under the 1991 Plan on or after that date be subject to a provision requiring the disgorgement of certain option-related profits by option holders who engage in activities in conflict with, competitive with or adverse to the interests or business of the Corporation within the 12-month period following the termination of their employment (or similar relationship) with the Corporation. An option holder who engages in any such activity during this 12-month period must pay to the Corporation an amount equal to the profit realized by such person through the exercise of certain stock options during and after the 9-month period immediately prior to the option holder's termination of employment (i.e., the fair market value on the date of exercise minus the exercise price of each share). The Committee may waive enforcement of this requirement, in whole or in part, on a case by case basis.

     Options under the 1991 Plan may not be granted later than August 27, 2001. The Board of Directors of the Corporation may, at any earlier time, terminate the 1991 Plan or make such modifications to the 1991 Plan as it shall deem advisable. The Board may not, however, (i) without further approval of the Corporation's shareholders, increase the maximum number of shares available for option under the 1991 Plan, or extend the period during which options may be granted or exercised or (ii) amend certain provisions of the 1991 Plan, including provisions relating to Automatic Grants, more than once in any six (6) month period. No termination or amendment of the 1991 Plan may, without the consent of each optionee to whom an option under the 1991 Plan shall theretofore have been granted, adversely affect the rights of such optionee under such option.

      As of August 11, 1997, options for the purchase of a total of 1,010,939 shares of Common Stock were outstanding under the 1991 Plan (of which 511,521 were exercisable as of such date), and options to purchase an additional 122,748 shares remained available for grant under the 1991 Plan before its amendment by the Corporation's Board of Directors on August 5, 1997. All of the outstanding options under the 1991 Plan are nonqualified stock options. On September 3, 1997, the closing sale price of the Common Stock, as reported on the New York Stock Exchange, was $20.625 per share.

      The following table sets forth information as of August 11, 1997 with respect to stock options which have been received since the 1991 Plan was adopted by the Corporation by (i) each of the Corporation's Chief Executive Officer and the four other executive officers of the Corporation named in the Summary Compensation Table, (ii) all executive officers of the Corporation as a group, (iii) each of the directors of the Corporation,
(iv) all directors of the Corporation, other than those who are executive officers, as a group, and (v) all employees of the Corporation, excluding executive officers, as a group since the 1991 Plan was adopted by the Corporation.

                  OPTION GRANTS UNDER 1991 PLAN

     Name                                       Options (Shares)
     ----                                       ---------------

     Paul M. Cook                                    30,000
     Warren C. Cook                                  30,000
     James E. McGrath                                24,000
     Duane C. Montopoli                             100,500
     Moosa E. Moosa                                  50,000
     Gabriel P. O'Gara                               61,750
     Nicholas Pappas                                 36,000
     Charles Tilgner III                             23,550
     John W. Verbicky                               160,250
     All executive officers as a group (2)          440,300
     All directors of the Corporation,
       excluding executive officers, as a group     132,000
     All employees of the Corporation,
       excluding executive officers, as a group(1)  792,952


      (1) Does not include 134,748 shares subject to stock options previously granted to former employees that were forfeited upon termination of their employment.
      (2) Does not include 61,750 shares subject to options granted to Mr. O'Gara, a former executive officer of and current consultant to the Corporation.

     The affirmative vote of the holders of a majority of the shares of Common Stock voted on the issue at the Meeting, in person or by proxy, is required to ratify the adoption and approval by the Board of Directors of the amendment to the 1991 Plan. If the proposal to ratify the amendment to the 1991 Plan is not approved at the Meeting, the 1991 Plan, as previously adopted by the Board of Directors and ratified by the shareholders, will remain in full force and effect.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE ADOPTION AND APPROVAL OF THE AMENDMENT TO THE CORPORATION'S SECOND AMENDED AND RESTATED 1991 STOCK OPTION PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


                    RATIFICATION OF INDEPENDENT AUDITORS

      Based upon the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors of the Corporation for the fiscal year ending June 30, 1998. Ernst & Young LLP (together with one of its predecessor firms, Arthur Young & Company) have acted in such capacity for the Corporation since the 1980 fiscal year. The Board will propose at the Meeting that the shareholders ratify this selection.

      Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

      The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for the ratification of the appointment of Ernst & Young LLP as the Corporation's auditors. If the proposal to ratify the appointment of Ernst & Young LLP is not approved, the Board of Directors will select and appoint an independent accounting firm for the fiscal year ending June 30, 1998 without further shareholder action.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE CORPORATION FOR THE FISCAL YEAR ENDING JUNE 30, 1998, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


                               MISCELLANEOUS

OTHER MATTERS

      The Board of Directors does not know of any other matters that may be presented at the Meeting, except for routine matters. If other business does properly come before the Meeting, however, the persons named on the accompanying proxy intend to vote on such matters in accordance with their best judgment.


1998 SHAREHOLDER PROPOSALS

      In order for shareholder proposals to be presented at the Corporation's 1998 annual meeting of shareholders, such proposals must be received by the Secretary of the Corporation at the Corporation's principal office in Merrimack, New Hampshire not later than May 26, 1998 for inclusion in the proxy statement for that meeting, subject to the applicable rules of the Securities and Exchange Commission. Delivery of such proposals should be by Certified Mail, Return Receipt Requested.

ANNUAL REPORT ON FORM 10-K

      The Corporation's Annual Report on Form 10-K (without exhibits) is included in the Corporation's Annual Report to Shareholders, and is being furnished to shareholders of record together with this Proxy Statement. Requests for additional copies should be directed to: Secretary, Chemfab Corporation, 701 Daniel Webster Highway, P.O. Box 1137, Merrimack, New Hampshire 03054.


September 23, 1997



                                                            ANNEX

                              CHEMFAB CORPORATION

                               AMENDMENT NO. 2 TO
                          SECOND AMENDED AND RESTATED
                             1991 STOCK OPTION PLAN




     1. Effective as of August 5, 1997, the first sentence of Section 5 of the Corporation's Second Amended and Restated 1991 Stock Option Plan (the "1991 Plan") was deleted in its entirety and replaced with the following:

          The Plan covers 1,950,000 shares of the Stock, subject, however, to the provisions of Section 15 of the Plan.

     2. Effective as of August 5, 1997, Section 14 of the 1991 Plan was deleted in its entirety and replaced with the following:

          14.     TERMINATION OF EMPLOYMENT, DISGORGEMENT OF CERTAIN PROFITS.

            (a) If an Optionee ceases to be an employee, director or consultant of the Company or any of its subsidiaries for any reason other than retirement of an employee or death of an Optionee, any Option held by that Optionee may be exercised by the Optionee at any time within 90 days after the termination of such relationship, but only to the extent exercisable at termination and in no event after the option period. If an Optionee enters retirement from employment or dies, any Option held by that Optionee may be exercised by the Optionee or the Optionee's executor or administrator at any time within the shorter of the option period or 12 months after the date of retirement or death, but only to the extent exercisable at retirement or death. Options which are not exercisable at the time of termination of such relationship or which are so exercisable but are not exercised within the time periods described above shall terminate. Military or sick leave shall not be deemed a termination under this
          Section 14 provided that it does not exceed the longer of 90 days or the period during which the rights of the absent employee, director or consultant are guaranteed by statute or by contract.

            (b) If, during the twelve-month period following the cessation of an Optionee's employment with, and/or directorship of, and/or consultancy for, the Company or any of its subsidiaries, as the case may be, and regardless of the reason or absence of reason for such cessation (the date of which cessation hereinafter, a "Cessation Date"), said Optionee engages directly or indirectly in any business, activity or enterprise which diverts business from, is in conflict with, causes a competitive disadvantage to, or otherwise adversely affects the interests or business of, the Company or any of its subsidiaries, the Optionee shall automatically owe to the Company, and shall promptly and without demand pay to the Company, with respect to each share of Stock issued to the Optionee upon the full or partial exercise of each Option exercised by the Optionee from and after that date which is nine (9) months prior to the Optionee's Cessation Date, an amount equal to the excess of Market Value of such share on the date of exercise over the Option Price paid by the Optionee for such share; provided that, on a case by case basis, a majority of disinterested members of the Board of Directors or the Committee may, in their sole discretion, waive enforcement of this provision, in whole or in part; and provided further that no such waiver shall be deemed a waiver of enforcement in any other instance. The provisions of this Section 14(b) shall be applicable only with respect to Options granted on or after August 5, 1997.




                              CHEMFAB CORPORATION

                               AMENDMENT NO. 1 TO
                          SECOND AMENDED AND RESTATED
                             1991 STOCK OPTION PLAN



     1. Effective as of May 1, 1997, subsection (c) of Section 6 of the Corporation's Second Amended and Restated 1991 Stock Option Plan (the "1991 Plan") was deleted in its entirety.

     2. Effective as of May 1, 1997, the following sentence was inserted following the last sentence of Section 20 of the 1991 Plan:

          The deletion of Section 6(c), which did not require shareholder approval, was approved by the Board of Directors on May 1, 1997.



                              CHEMFAB CORPORATION

               SECOND AMENDED AND RESTATED 1991 STOCK OPTION PLAN


      1. DEFINITIONS. As used in this Second Amended and Restated 1991 Stock Option Plan of Chemfab Corporation, the following terms shall have the following meanings:

      ANNUAL SHAREHOLDERS MEETING shall have the meaning ascribed to it in
Section 6.

      AS ADJUSTED means as appropriately adjusted for stock dividends payable in the Stock, split-ups and contractions of the Stock, reclassifications of the Stock, or similar changes of the outstanding shares of the Stock which occur after the date of adoption of this Second Amended and Restated 1991 Stock Option Plan by the Board of Directors.

      AUTOMATIC GRANT DATE shall have the meanings ascribed to it in Section 6(a) and (b), as applicable.

      BOARD OF DIRECTORS means the Company's board of directors.

      CODE means the Federal Internal Revenue Code of 1986, as amended.

      COMMITTEE means a committee comprised of two or more Nonemployee Directors, appointed by the Board of Directors, responsible for the administration of the Plan, as provided in Section 4; provided, that the Board of Directors itself may at any time, in its sole discretion, exercise any or all functions and authority of the Committee, except that the Committee shall have exclusive authority to exercise its functions and authority in respect of selection of officers and directors who are not Nonemployee Directors for participation in and decisions concerning a grant or award of an Option to any of such persons and the matters set forth in clauses (b) through (h) of Section 4 (and any other matters concerning the timing, pricing and amount of a grant or award) in respect of any such persons.

      COMPANY means Chemfab Corporation, a Delaware corporation.

      GRANT DATE means the date on which an Option is granted, as specified in
Section 8 or, as applicable, in Section 6.

     INCENTIVE OPTION means an Option which by its terms is to be treated as an "incentive stock option" within the meaning of Section 422 of the Code.

     MARKET VALUE means the closing price for a share of the Stock on any date.

     NONEMPLOYEE DIRECTOR means a director of the Company who is not an officer or employee of the Company.

     NONSTATUTORY OPTION means any Option that is not an Incentive Option.

     OPTION means an option to purchase shares of the Stock granted under the Plan.

     OPTION AGREEMENT means an agreement between the Company and an Optionee, setting forth the terms and conditions of an Option.

     OPTION PRICE means the price paid or to be paid by an Optionee for a share of Stock upon exercise of an Option.

     OPTIONEE means a person eligible to receive an Option, as provided in
Section 7, to whom an Option shall have been granted under the Plan.

     PLAN means this Second Amended and Restated 1991 Stock Option Plan of the Company.

     STOCK means common stock, par value $.10 per share, of the Company.

     TEN PERCENT OWNER means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiary corporations). Whether a person is a Ten Percent Owner shall be determined with respect to each Option based on the facts existing immediately prior to the Grant Date of such Option.

     VESTING YEAR for any portion of any Incentive Option means the calendar year in which that portion of the Option first becomes exercisable.

     2. PURPOSE. The Plan is intended to encourage ownership of the Stock by key employees and directors of, and consultants to, the Company and its subsidiaries and to provide additional incentive for them to promote the success of the Company's business. The Plan is intended to qualify as an incentive stock option plan within the meaning of Section 422 of the Code and to provide for the grant of Incentive Options and Nonstatutory Options.

     3. TERM OF THE PLAN. Options under the Plan may be granted not later than August 27, 2001.

     4. ADMINISTRATION. The Plan shall be administered by the Committee. Subject to the provisions of the Plan (including, without limitation, the provisions of Sections 6, 9 and 10), the Committee shall have complete authority, in its discretion, to make the following determinations with respect to each Option to be granted by the Company: (a) the key employee, director or consultant to receive the Option; (b) whether the Option (if granted to an employee) will be an Incentive Option or a Nonstatutory Option; (c) the time of granting the Option; (d) the number of shares of the Stock subject to the Option; (e) the Option Price; (f) the vesting schedule, if any, over which the Option shall become exercisable; (g) the expiration date of the Option (which may not be more than ten (10) years after the date of grant thereof); and (h) the restrictions, if any, to be imposed upon transfer of shares of the Stock purchased by the Optionee upon the exercise of the Option. Subject to the provisions of Section 6, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Option Agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determination on the matters referred to in this Section 4 shall be conclusive.

     5. STOCK SUBJECT TO THE PLAN. The Plan covers 1,500,000 shares of the Stock, subject, however, to the provisions of Section 15 of the Plan. The number of shares of the Stock purchased pursuant to the exercise of Options and the number of shares of the Stock subject to outstanding Options shall be charged against the shares covered by the Plan; but shares of the Stock subject to Options which terminated without being exercised shall not be so charged. Shares of the Stock to be issued upon the exercise of Options may be either authorized but unissued shares or shares held by the Company in its treasury.
If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.

     6.   AUTOMATIC GRANTS OF OPTIONS TO NONEMPLOYEE DIRECTORS.

     (a) DIRECTORS ELECTED OR RE-ELECTED AT ANNUAL SHAREHOLDERS MEETING OR SPECIAL MEETING IN LIEU OF ANNUAL MEETING. Each individual who is not an officer or employee of the Company who is elected or re-elected to the Board of Directors at an annual shareholders meeting or special meeting in lieu of annual meeting (an "Annual Shareholders Meeting"), or continues to serve as a director after such Annual Shareholders Meeting, is hereby granted, on the date of such meeting (as used in or with reference to this Section 6(a), an "Automatic Grant Date"), a Nonstatutory Option to purchase 6,000 shares of the Stock (As Adjusted). Each Nonstatutory Option granted to an Optionee under this
Section 6(a) shall (1) have an exercise price equal to 100% of the Market Value of the Stock on the Automatic Grant Date, and (2) become exercisable in four (4) equal installments as follows: 25% on the Automatic Grant Date, an additional 25% on the last day of the fiscal quarter which includes the Automatic Grant Date (unless the Automatic Grant Date is itself the last day of a fiscal quarter, in which case this second 25% portion shall become exercisable on the last day of the immediately subsequent fiscal quarter), and an additional 25% on the last day of each of the next two fiscal quarters, if the Optionee remains a director of the Company on such dates.

     (b) DIRECTORS ELECTED AT OTHER TIMES. Each individual who is not an officer or employee of the Company who is elected to the Board of Directors on a date other than the day of an Annual Shareholders Meeting (as used in or with reference to this Section 6(b), such date being an "Automatic Grant Date") is hereby granted, on the Automatic Grant Date, a Nonstatutory Option to purchase the number of shares of the Stock set forth below, based on the number of quarters remaining in the fiscal year during which he or she is so elected, which option shall become exercisable if the Optionee remains a director of the Company as set forth below:

          (1) If such individual is elected after the day of an Annual Shareholders Meeting but on or before December 31, he or she is hereby granted a Nonstatutory Option to purchase 4,500 shares of the Stock (As Adjusted), 33 1/3% of which shall become exercisable on each of December 31, March 31 and June 30 of the fiscal year of such director's election if he or she remains a director on such dates.

          (2) If such individual is elected on or after January 1 but on or before March 31, he or she is hereby granted a Nonstatutory Option to purchase 3,000 shares of the Stock (As Adjusted), 50% of which shall become exercisable on each of March 31 and June 30 of the fiscal year of such director's election if he or she remains a director on such dates.

          (3) If such individual is elected on or after April 1 but on or before June 30, he or she is hereby granted a Nonstatutory Option to purchase 1,500 shares of the Stock (As Adjusted) which shall become fully exercisable on June 30 of the fiscal year of such director's election if he or she remains a director on such date.

Each Option granted to a director under this Section 6(b) shall have an exercise price equal to 100% of the Market Value of the Stock on the Automatic Grant Date.

     (c) LIMITATION ON NUMBER OF OPTIONS. Notwithstanding anything else herein contained, no individual, in his or her capacity as a member of the Board of Directors who is not an officer or employee of the Company, shall receive grants of Options under this Section 6 to purchase an aggregate number of shares in excess of 60,000 shares of Stock (As Adjusted).

     7. ELIGIBILITY. An Option may be granted only to a key employee, director or consultant of the Company or one or more of its subsidiaries, provided that no Options may be granted to any Nonemployee Director except pursuant to the provisions of Section 6, and provided, further, that Incentive Options may be granted only to a key employee of the Company or one or more of its subsidiaries.

     8. TIME OF GRANTING OPTIONS. Subject to the provisions of Section 6, the granting of an Option shall take place at the time specified by the Committee. Only if expressly so provided by the Committee shall the Grant Date be the date on which an Option Agreement shall have been duly executed and delivered by the Company and the Optionee.

     9. OPTION PRICE. The Option Price under each Incentive Option shall be not less than 100% of the Market Value of the Stock on the Grant Date, or not less than 110% of the Market Value of the Stock on the Grant Date if the Optionee is a Ten Percent Owner. The Option Price under each Nonstatutory Option shall not be so limited by reason of this Section 9, and need not be fair market value.

     10. OPTION PERIOD. No Incentive Option may be exercised later than the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. The option period under any Nonstatutory Option shall not be so limited by reason of this Section 10.

     11. LIMIT ON INCENTIVE OPTION CHARACTERIZATION. No Incentive Option shall be considered an Incentive Option to the extent that pursuant to its terms it would permit the Optionee to purchase for the first time in any Vesting Year under that Incentive Option more than the number of shares of Stock calculated by dividing the current limit by the Option Price. The current limit for any Optionee for any Vesting Year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the Vesting Year under each other Incentive Option granted to the Optionee under the Plan and each other incentive stock option granted to the Optionee after December 31, 1986 under any other incentive stock option plan of the Company (and any parent and subsidiary corporations).

     12.  EXERCISE OF OPTION.

     (a) Unless the Committee otherwise determines, and except as otherwise provided in Section 6, all Options shall permit the Optionee to exercise, cumulatively, 25% of the option shares on each of the first four anniversary dates of the Grant Date. The Optionee shall give written notice of exercise to the Company. The notice shall specify the number of shares of the Stock which the Optionee elects to purchase. For shares of the Stock which the Optionee elects to purchase, the Optionee shall, except as otherwise permitted by Section 12(c) below, enclose a personal check equal to the aggregate option price payable with respect to such shares. Subject to, and promptly after, the Optionee's compliance with all of the provisions of this Section 12(a), the Company shall deliver or cause to be delivered to the Optionee a certificate for the number of shares of the Stock then being purchased by him or her. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require the Company or the Optionee to take any action in connection with shares of the Stock being purchased upon exercise of the Option, exercise of the Option and delivery of the certificate or certificates for such shares (including, without limitation, any exercise of the Option and delivery of the certificate or certificate for such shares in accordance with the procedures set forth in Section 12(c) below) shall be postponed until completion of the necessary action, which shall be taken at the Company's expense. Each outstanding Option shall be reduced by one share for each share of the Stock purchased upon exercise of the Option.

     (b) The Company's obligation to deliver shares of Stock upon exercise of an Option shall be subject to the Optionee's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Optionee shall satisfy such obligations by making a payment of the requisite amount in cash or by check, unless the Optionee is entitled to and has elected to effect such payment through a "cashless" exercise in accordance with Section 12(c) below.

     (c) In lieu of enclosing a personal check together with the written notice of exercise as described in Section 12(a) above, an Optionee that is not subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (a "Qualified Optionee"), may, unless prohibited by applicable law, elect to effect payment by including with the written notice of exercise referred to in Section 12(a) above irrevocable instructions to deliver for sale to a registered securities broker acceptable to the Company a number of shares of Stock subject to the Option being exercised sufficient, after brokerage commissions, to cover the aggregate option price payable with respect to such shares and, if the Qualified Optionee further elects, the Qualified Optionee's withholding obligations under Section 12(b) with respect to such exercise, together with irrevocable instructions to such broker to sell such shares and to remit directly to the Company such aggregate option price and, if the Qualified Optionee has so elected, the amount of such withholding obligations. The Company shall not be required to deliver to such securities broker any stock certificate for such shares until it has received from the broker such aggregate option price and, if the Qualified Optionee has so elected, the amount of such withholding obligations.

     13. TRANSFERABILITY OF OPTIONS. Options shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

     14. TERMINATION OF EMPLOYMENT, ETC. If an Optionee ceases to be an employee, director or consultant of the Company for any reason other than retirement of an employee or death of an Optionee, any Option held by that Optionee may be exercised by the Optionee at any time within 90 days after the termination of such relationship, but only to the extent exercisable at termination and in no event after the option period. If an Optionee enters retirement from employment or dies, any Option held by that Optionee may be exercised by the Optionee or the Optionee's executor or administrator at any time within the shorter of the option period or 12 months after the date of retirement or death, but only to the extent exercisable at retirement or death. Options which are not exercisable at the time of termination of such relationship or which are so exercisable but are not exercised within the time periods described above shall terminate. Military or sick leave shall not be deemed a termination under this Section 14 provided that it does not exceed the longer of 90 days or the period during which the rights of the absent employee, director or consultant are guaranteed by statute or by contract.

     15. ADJUSTMENT OF NUMBER OF SHARES; FRACTIONAL SHARES. Each Option Agreement shall provide that in the event of any stock dividend payable in the Stock or any split-up or contraction in the number of shares of the Stock, or any reclassification or change of outstanding shares of the Stock, in each case occurring after the date of such Option Agreement and prior to the exercise in full of the Option, the number and kind of shares for which the Option may thereafter be exercised shall be proportionately and appropriately adjusted. Each Option Agreement shall further provide that upon any consolidation or merger of the Company with or into another company, or any sale or conveyance to another company or entity of the property of the Company as a whole, or the dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at the time an employee, director or consultant of the Company, or any of its subsidiaries, as appropriate) shall have the right, immediately prior to such event, to exercise the Option, to the extent then exercisable by its terms and not theretofore exercised. No fraction of a share of the Stock shall be purchasable or deliverable, but in the event any adjustment of the number of shares of the Stock covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares. In the event of changes in the outstanding Stock by reason of any stock dividend, split-up, contraction, reclassification, or change of outstanding shares of the Stock of the nature contemplated by this Section 15 after the date of adoption of this Plan by the Board of Directors, the number of shares of the Stock available for the purpose of the Plan as stated in Section 5 and the exercise price per share of each Option shall be correspondingly adjusted.

     16. STOCK RESERVED. The Company shall at all times during the term of the Options reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan and shall pay all other fees and expenses necessarily incurred by the Company in connection therewith.

     17. LIMITATION OF RIGHTS IN OPTION STOCK. The Optionee shall have no rights as stockholder in respect of shares of the Stock as to which his or her Option shall not have been exercised, certificates issued and delivered and payment as herein provided made in full, and shall have no rights with respect to such shares not expressly conferred by this Plan.

     18. PURCHASE FOR INVESTMENT. The Optionee shall make such representations with respect to investment intent and the method of disposal of optioned shares of the Stock as the Board of Directors may deem advisable in order to assure compliance with applicable securities laws.

     19. TERMINATION AND AMENDMENT OF PLAN. The Board of Directors may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable, provided, that the Board of Directors may not (a) except as provided in Section 15, without approval by the holders of a majority of the shares represented within twelve (12) months after the adoption of such amendment by the Board of Directors, increase the maximum number of shares available for option under the Plan or extend the period during which Options may be granted or exercised or (b) more than once in any six (6) month period, amend the Plan so as to (1) modify Section 6 or (2) otherwise provide for or permit the grant of Options to Nonemployee Directors, provided, however, that the Board of Directors may make a modification of the type set forth in clause (b)(1) or
(b)(2) above which is made to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations under either such statute. No termination or amendment of the Plan may, without the consent of the Optionee to whom any Option shall theretofore have been granted, adversely affect the rights of that Optionee under that Option.

     20. EFFECTIVE DATE. The Company's 1991 Stock Option Plan was initially adopted by the Board of Directors on August 28, 1991, and was approved by the stockholders of the Company on October 31, 1991. The Company's Amended and Restated 1991 Stock Option Plan was approved by the Board of Directors on September 8, 1993, and was approved by the stockholders of the Company on October 27, 1993. The First Amendment to the Company's Amended and Restated 1991 Stock Option Plan was approved by the Board of Directors on August 3, 1995, and was approved by the stockholders of the Company on October 26, 1995. The addition of Section 6(c), which did not require shareholder approval, was approved by the Board of Directors on October 27, 1993. The 3-for-2 stock split of the Stock (effected on February 22, 1996) and the Second Amendment to the Company's Amended and Restated 1991 Stock Option Plan, neither of which required shareholder approval, were approved by the Board of Directors on February 1, 1996.



                                                                 ANNEX

                              FORM OF PROXY CARD


                                  {SIDE ONE}


                              CHEMFAB CORPORATION
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
            1997 ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 30, 1997

     The undersigned hereby appoints Duane C. Montopoli and Thomas C. Platt III and each of them proxies, each with power of substitution, to vote at the 1997 Annual Meeting of Shareholders of CHEMFAB CORPORATION to be held on October 30, 1997 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the reverse side of this ballot on the election of directors, proposal respecting ratification of amendment to the Second Amended and Restated 1991 Stock Option Plan and the selection of auditors and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

                 (TO BE CONTINUED AND SIGNED ON THE OTHER SIDE)



                                {SIDE TWO}



                        Please date, sign and mail your
                      proxy card back as soon as possible!
                         Annual Meeting of Shareholders
                              CHEMFAB CORPORATION
                                October 30, 1997

                Please Detach and Mail in the Envelope Provided



A  [X]  PLEASE MARK YOUR
        VOTE AS IN THIS
        EXAMPLE.
            FOR ALL NOMINEES        WITHHOLD
            LISTED AT RIGHT        AUTHORITY
          (EXCEPT AS WITHHELD IN   (TO VOTE FOR
            THE SPACE BELOW)     NOMINEES LISTED
                                   AT RIGHT)     NOMINEES: Paul M. Cook
                                                           Warren C. Cook
1. ELECTION     [      ]            [      ]               Robert E. McGill, III
     OF                                                    James E. McGrath
   DIRECTORS                                               Duane C. Montopoli
                                                           Nicholas Pappas
                                                           John W. Verbicky

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.

---------------------------------------------------

2. AMENDMENT TO SECOND AMENDED               FOR           AGAINST       ABSTAIN
AND RESTATED 1991 STOCK OPTION PLAN:       [     ]         [     ]       [     ]
The Board of Directors recommends a vote
FOR the proposal to: Ratify the adoption and approval of the amendment to the Corporation's Second Amended and Restated
1991 Stock Option Plan.

3. SELECTION OF AUDITORS:                  [     ]         [     ]       [     ]
The Board of Directors recommends a
vote FOR the proposal to Approve the
selection of Ernst & Young LLP as
independent auditors.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR THE PROPOSAL RESPECTING THE AMENDMENT TO THE CORPORATION'S SECOND AMENDED AND RESTATED 1991 STOCK OPTION PLAN AND FOR THE PROPOSAL RESPECTING SELECTION OF THE AUDITORS AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN THE APPOINTED PROXIES' DISCRETION.

PLEASE DATE, SIGN AS NAME APPEARS HEREON, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

THE UNDERSIGNED HEREBY ACKNOWLEDGE(S) RECEIPT OF A COPY OF THE ACCOMPANYING NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS AND RELATED PROXY STATEMENT.


SIGNATURE___________________DATE__________SIGNATURE__________________DATE______

NOTE: (Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.)